Exhibit 21.1

SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company

Cabot Oil & Gas Marketing Corporation *

Cabot Pipeline Holdings LLC

Cody Energy LLC

Cody Oil & Gas, Inc.

Cranberry Pipeline Corporation *

Cabot Petroleum Canada Corporation

Cabot Oil & Gas Holdings Company

COG Finance Corporation

GasSearch Drilling Services Corporation

Cody Texas, L.P.

Susquehanna Real Estate I Corporation

* Denotes significant subsidiary.